Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Chegg, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	5,000,000.00	$1.51	$7,550,000	0.0001531	$1,155.91
Total Offering Amounts					$7,550,000		$1,155.91
Total Fee Offsets(4)							—
Net Fees Due							$1,155.91

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)     Covers shares issuable under the Chegg, Inc. 2023 Equity Incentive Plan.
(3)    Pursuant to Rule 457(c) and 457(h)(i) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $1.51 per share, which is the average of the high and low prices per share of the Common Stock reported on the New York Stock Exchange on June 12, 2025.
(4)     The Registrant does not have any fee offsets.